Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp. 437 Madison Avenue New York, New York 10022	Public Relations Harry Zlokower/Dave Closs 1-212-447-9292 1-917-541-8162

Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL ANNOUNCES LAUNCH OF BRUNSWICK FINANCING PROGRAM

NEW YORK, NY – October 1, 2014 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that its wholly-owned subsidiary Medallion Bank has launched an exclusive repower financing program with Mercury Marine, a world leader in marine manufacturing. Under the terms of the program, Medallion Bank is Mercury Marine’s exclusive promotional partner for prime lending to consumers in the U.S. seeking to finance marine engines purchased from Mercury Marine’s dealer network of over 3,200 U.S. dealers.

John Taggart, Chief Executive Officer and President of Medallion Bank stated, “We are pleased to enter into this program with such an outstanding company and a leader in its field. Our consumer financing division which is comprised of our RV, marine, and home improvement lending portfolios is now up to over $450 million. In the more than 10 years that we have been in this sector, we are proud that this has been one of Medallion’s most profitable divisions. With the launch of this program, along with the growth in our other consumer lines, we expect the consumer portfolio to grow by over 30% this year.”

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.